     As filed with the Securities and Exchange Commission on April 24, 2007
                                                  Registration No. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                         REVOLUTIONS MEDICAL CORPORATION
                         -------------------------------
             (Exact name of registrant as specified in its charter)

         Nevada                                              73-1526138
         ------                                              ----------
(State of Incorporation)                           (I.R.S. Employer I.D. Number)

           2073 Shell Ring Circle, Mt. Pleasant, SC            29466
           ----------------------------------------            -----
           (Address of Principal Executive Offices)          (Zip Code)

                             2007 STOCK OPTION PLAN
                             ----------------------
                            (Full title of the Plan)

                             Rondald Wheet, Pres/CEO
                             2073 Shell Ring Circle
                       Mt. Pleasant, South Carolina 29466
                                 (843) 971-4848
                                 --------------
 (Name, address and telephone number, including area code, of agent for service)

                                   CALCULATION OF REGISTRATION FEE

                                                               Proposed
Title of                                    Maximum            Proposed
Securities to be        Amount to           Offering           Maximum                    Amount of
Registered              be                  Price Per          Aggregate                  Registration
                        Registered          Unit               Offering Price             Fee
                        (1)                                    (2)
----------------------  ------------------  -----------------  -------------------------  ---------------
Common Stock            20,000,000
$.001 par value          shares               $ .64              $12,800,000              $ 392.96
----------------------  ------------------  -----------------  -------------------------  ---------------
(1) The securities to be registered consist of 20,000,000 shares of Common Stock reserved for issuance under the 2007 Stock Option Plan. Under Rule 416, this
Registration Statement is deemed to include additional shares of Common Stock issuable under the terms of the Plan to prevent dilution resulting from any stock split, stock dividend or similar transaction.

(2) Estimated solely for the purpose of calculating the registration fee on the basis of the maximum number of securities issuable under the plan that are covered by the registration statement as required by Rule 457(h), computed upon the basis of the average of the bid and asked price of the securities of the same class as of a recent date pursuant to Rule 457(c).

                                     PART I

The documents containing the information required by this Part I will be sent or given to participants in the Plan by first class mail or hand delivery. These documents and those incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, which are on file with the Securities and Exchange Commission, are incorporated herein by reference:

         a. The Company's most recent annual report filed on Form 10-KSB on April 16, 2007 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which report contains audited financial statements for the Company's latest fiscal year for which such statements have been filed.

         b. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the documents of the Company referred to in (a) above.

         c. The description of the Company's Common Stock is contained in the annual report filed on Form 10-KSB on April 16, 2007 incorporated by reference herein.


Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

NEVADA LAW. Section 78.7502 of the Nevada General Corporation Law contains provisions authorizing indemnification by the Company of directors, officers, employees or agents against certain liabilities and expenses that they may incur as directors, officers, employees or agents of the Company or of certain other entities. Section 78.7502(3) provides for mandatory indemnification, including attorney's fees, if the director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein. Section 78.751 provides that such indemnification may include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he shall be ultimately found not to be entitled to indemnification under the Section. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of the Company or such other entities. Section 78.752 authorizes the Company to obtain insurance on behalf of any such director, officer employee or agent against liabilities, whether or not the Company would have the power to indemnify such person against such liabilities under the provisions of the Section 78.7502. The indemnification and advancement of expenses provided pursuant to Sections 78.7502 and 78.751 are not exclusive, and subject to certain conditions, the Company may make other or further indemnification or advancement of expenses of any of its directors, officers, employees or agents. Because neither the Articles of Incorporation, as amended, or By-laws of the Company otherwise provide, notwithstanding the failure of the Company to provide indemnification and despite a contrary determination by the Board of Directors or its shareholders in a specific case, a director, officer, employee or agent of the Company who is or was a party to a proceeding may apply to a court of competent jurisdiction for indemnification or advancement of expenses or both, and the court may order indemnification and advancement of expenses, including expenses incurred in seeking court- ordered indemnification or advancement of expenses if it determines that the petitioner is entitled to mandatory indemnification pursuant to Section 78.7502(3) because he has been successful on the merits, or because the Company has the power to indemnify on a discretionary basis pursuant to Section 78.7502 or because the court determines that the petitioner is fairly and reasonably entitled to indemnification or advancement of expenses or both in view of all the relevant circumstances.

ARTICLES OF INCORPORATION AND BY-LAWS The Articles of Incorporation and By-laws of the Company, as amended, of the Company empower the Company to indemnify current or former directors, officers, employees or agents of the Company or persons serving by request of the Company in such capacities in any other enterprise or persons who have served by the request of the Company is such capacities in any other enterprise to the full extent permitted by the laws of the State of Nevada. Pursuant to Nevada law and the Company's Articles of Incorporation and By-laws, officers and directors of the Company (and former officers and directors) are entitled to indemnification from the Company to the full extent permitted by law. The Company's Articles of Incorporation and By-laws generally provide for such indemnification for claims arising out of the acts or omissions of the Company's officers and directors in their capacity as such, undertaken in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The conditions and extent of indemnification are set forth in the Articles of Incorporation and By-laws of the Company and in the Indemnity Agreements between the Company and each officer and director. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

LIMITATION ON LIABILITY As permitted by Nevada law, the Company's Articles of Incorporation provide that a director of the Company shall not be personally liable for monetary damages for a breach of fiduciary duty as such, except for liability (i) for any breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit. This provision is intended to afford the Company's directors additional protection from, and limit their potential liability from, suits alleging a breach of their duty of care. The Company believes this provision will assist it in the future in securing the services of directors who are not employees of the Company. As a result of the inclusion of such a provision, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders for any particular case, shareholders may not have any effective remedy against the challenged conduct.

INDEMNITY AGREEMENT In order to induce and encourage highly experienced and capable persons to serve as directors and officers, the Company has entered into an Indemnity Agreement with each director and officer presently serving the Company and will provide the same agreement to future directors and officers as well as certain agents and employees. The Agreement provides that the Company shall indemnify the director and/or officer, or other person, when he or she is a party to, or threatened to be made a party to, a proceeding by, or in the name of, the Company. Expenses incurred by the indemnified person in any proceeding are to be paid to the fullest extent permitted by applicable law. The Agreement may at some time require the Company to pay out funds which might otherwise be utilized to further the Company's business objectives, thereby reducing the ability of the Company to carry out its projected business plans.


Item 8. EXHIBITS.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

         (1) To file during any period in which offers or sales are being made, post-effective amendments(s) to this Registration Statement:
                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act and are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the adjudication of such issue.

                                  EXHIBIT INDEX


5.1        Opinion of Richard C. Fox, Esq.

10.7       2007 Stock Option Plan

24.1       Consent of Richard C. Fox, Esq.
           (contained in Exhibit 5.1)

24.4       Consent of Sutton Robinson Freeman & Co., P.C.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mt. Pleasant, South Carolina on April 24, 2007.


                                             REVOLUTIONS MEDICAL CORPORATION


                                             By: /s/ Rondald Wheet
                                                --------------------------------
                                                Rondald Wheet, Pres/CEO


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                    TITLE                    DATE
---------                    -----                    ----

/s/ Rondald Wheet
------------------------     President/CEO,          4/24/07
Rondald Wheet                Director


/s/ Thomas Beahm
------------------------     Director                4/24/07
Dr. Thomas Beahm


/s/ Thomas O'Brien
------------------------     Director                4/24/07
Thomas O'Brien